UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): December 28, 2005

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1250 Northpoint Parkway West Palm Beach, Florida	33407

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 28, 2005, HearUSA, Inc. (the “Company”) entered into an amendment to its Credit Agreement with Siemens Hearing, Inc. (“Siemens”), dated December 7, 2001, as amended. Pursuant to the amendment, Siemens extended to the Company an additional $5 million five-year term loan, at an interest rate of 1% over prime payable until the principal is paid in full, to be used for acquisitions and the retirement of non-Siemens debt. The loan, as part of the original Credit Agreement, is secured by substantially all of the Company’s assets and contains provisions for acceleration of the maturity of the unpaid principal amount upon the happening of certain stated events and also for prepayments on account of the principal prior to the maturity upon terms and conditions specified. There is now outstanding under the Credit Agreement, as amended, a total of approximately $23.3 million. The Company and Siemens are also parties to a Supply Agreement, pursuant to which the Company has agreed to purchase 90% of its hearing aid requirements from Siemens. The additional credit is part of an overall restructuring of the parties’ agreements.

Also on December 28, 2005, the Company and Siemens signed a non-binding letter of intent to extend and amend their strategic financing arrangement, including the Credit Agreement and Supply Agreement, until January 1, 2011. The terms of the new arrangement contemplate a restructuring of the current financing to provide HearUSA with up to $26 million, including the approximately $23.3 million currently outstanding. The letter of intent contemplates that, as restructured, the loans will be divided into four tranches, with one tranche set up as a revolver to accommodate acquisitions.

The parties intend to accommodate the restructuring with amendments to the current Credit Agreement and Supply Agreement. Under the amended agreements, HearUSA will continue to purchase Siemens products and receive monthly rebates consistent with the preferred pricing reductions received to date which will reduce certain of the loan tranches. Once repaid, amounts will again be available under the acquisition revolver during the five year term of the agreement. The parties anticipate final documents will be negotiated and executed in mid-January 2006, although there can be no assurance that the parties will successfully conclude final negotiations in that timeframe.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in Item 1.01 is incorporated in this Item 2.03 by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc.

(Registrant)

Date: January 3, 2006	By: /s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President and Chief Executive Officer